UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

December 14, 2016

Date of Report

(Date of earliest event reported)

GENWORTH FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32195	80-0873306
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6620 West Broad Street, Richmond, VA		23230
(Address of principal executive offices)		(Zip Code)

(804) 281-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2016, upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors of Genworth Financial, Inc. (the “Company”) increased the size of the Board of Directors to ten directors and elected Debra J. Perry and Robert P. Restrepo, Jr., to serve as new directors. The Board of Directors has determined that Ms. Perry and Mr. Restrepo are each an independent director within the meaning of the listing standards of the New York Stock Exchange and the Securities Exchange Act of 1934, as amended. The Board of Directors will determine committee appointments for Ms. Perry and Mr. Restrepo in the future.

As of the date of their election to the Board of Directors, Ms. Perry and Mr. Restrepo will participate in the Company’s compensation plans for non-management directors, as described in detail in the Company’s proxy statement dated April 1, 2016 and filed with the Securities and Exchange Commission on such date.

Notwithstanding the planned transaction with China Oceanwide, which the Company still expects to complete by the middle of 2017, the Board of Directors believes it is prudent to add additional directors at this time given 2016 director departures, potential upcoming retirements and the continuing obligations of the Board of Directors in the interim.

Debra J. Perry

Ms. Perry, age 65, worked at Moody’s Corporation from 1992 to 2004. From 2001 to 2004, Ms. Perry was a senior managing director in the Global Ratings and Research Unit of Moody’s Investors Service, Inc. where she oversaw the Americas Corporate Finance and U.S. Public Finance Groups. From 1999 to 2001, Ms. Perry served as Chief Administrative Officer and Chief Credit Officer, and from 1996 to 1999, she was a group managing director for the Finance, Securities and Insurance Rating Groups of Moody’s Corporation. Ms. Perry has also been a managing member of Perry Consulting LLC, an advisory firm specializing in credit risk management and governance within the financial industry, since 2008. Ms. Perry has served as a director of the Sanford C. Bernstein Fund, Inc., a mutual fund, since July 2011, and Korn/Ferry International, a talent management and executive search firm, since 2008. She was a member of the board of PartnerRe, a Bermuda-based reinsurance company, from June 2013 to March 2016. She was also a trustee of the Bank of America Funds from June 2011 until April 2016. Ms. Perry served on the board of directors of CNO Financial Group, Inc. from 2004 to 2011. In 2014, Ms. Perry was named to the National Association of Corporate Directors’ Directorship 100, which recognizes the most influential people in the boardroom and corporate governance community. From September 2012 to December 2014, Ms. Perry served as a member of the Executive Committee of the Committee for Economic Development (“CED”) in Washington, D.C. a non-partisan, business-led public policy organization, until its merger with the Conference Board, and she continues as a member of CED. Ms. Perry received her B.A. in History from the University of Wisconsin and her M.A. in European History from Yale University.

Robert P. Restrepo, Jr.

Mr. Restrepo, age 66, retired from State Auto Financial Corporation in 2015, having served as its Chairman from 2006 to December 2015 and as its President and Chief Executive Officer from 2006 to May 2015. Mr. Restrepo has over 40 years of insurance industry experience, having held executive roles at Main Street America Group, Hanover Insurance Group Inc. (formerly Allmerica Financial Corp), Travelers and Aetna. Mr. Restrepo has served as a director of Majesco, a provider of insurance software and consulting services, since August 2015, and RLI Corp., a property and casualty insurance company, since July 2016. Mr. Restrepo also currently serves on the boards of directors of The Larry H. Miller Group of Companies and Nuclear Electric Insurance Limited. Mr. Restrepo received a B.A. in English from Yale University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 14, 2016	GENWORTH FINANCIAL, INC.

	By:	/s/ Ward E. Bobitz
Ward E. Bobitz
Executive Vice President and General Counsel